EXHIBIT 99.1


                               [GRAPHIC  OMITTED]

                                                                    NEWS RELEASE
                                                           FOR IMMEDIATE RELEASE

BRIGHAM EXPLORATION ANNOUNCES RECORD QUARTERLY PRODUCTION, RECORD FINANCIAL RESULTS AND PROVIDES Q2 2003 GUIDANCE

================================================================================

     Austin, TX -- May 6, 2003 -- Brigham Exploration Company (NASDAQ:BEXP) today announced record financial results for the quarter ended March 31, 2003. Highlights of Brigham's financial performance for the first quarter include:

-    Production  volumes  increased for the sixth consecutive quarter to average
     ----------------------------------------------------------------
     31.2 MMcfed, up 23% relative to 25.3 MMcfed in the first quarter 2002 and up 5% relative to 29.6 MMcfed in the fourth quarter of 2002;

-    172%  increase in EBITDA (see reconciliation of non-GAAP financial measures
     ---------------------------------------------------------------------------
     in  tables)  to $11.6 million in the first quarter 2003 due to the combined
     -----------
     effects  of  increased production volumes and improved realized prices; and

-    356%  increase  in  discretionary cash flow (see reconciliation of non-GAAP
     ---------------------------------------------------------------------------
     financial  measures  in  tables)  to $9.6 million in the first quarter 2003
     --------------------------------
     from  $2.1  million  in  the  first  quarter  last  year.

MANAGEMENT  COMMENTS

     Gene Shepherd, Brigham's Chief Financial Officer, commented, "We are very pleased with the record financial performance achieved by the Company in the first quarter of 2003. We are benefiting not only from the strong industry conditions, with record commodity prices and low service costs, but also from an acceleration of our drilling activity beginning in the fourth quarter of 2002 that contributed to our record first quarter production volumes. Importantly, due to declining unit costs and improving realizations, our per unit margins grew in each of the last four years and averaged $1.57 per Mcfe in 2002. This growth in profitability has accelerated thus far in 2003. Our first quarter margins expanded dramatically to $3.50 per Mcfe, demonstrating the powerful financial impact provided by the combination of high commodity prices and our organic drilling-driven growth in production volumes. Given our large and growing inventory of exploration and development prospects and our enhanced financial flexibility, by virtue of our fourth quarter equity financings and our substantial growth in cash flow, we are very excited about the opportunity we have to compound value for our shareholders in 2003."

FIRST  QUARTER  2003  RESULTS

     Average daily production volumes for the first quarter 2003 were 31.2 MMcfed, an increase of 23% when compared to the first quarter 2002 and 5% when compared to the fourth quarter 2002. This represents the sixth consecutive quarterly increase in Brigham's average daily production volumes.

     Revenues from the sale of oil and natural gas were $14.6 million and increased 128% when compared to revenue in last year's first quarter. Approximately 80% of the increase was due to an increase in Brigham's post hedge average realized sales price for oil and gas and 20% was due to an increase in production volumes.

     Lease operating expenses for the first quarter of 2003 were $974,000 and decreased 8% to $0.35 per Mcfe on a per unit of equivalent production basis relative to the first quarter last year. The decrease in Brigham's total lease operating expense per unit of production is primarily due to a decrease in Brigham's lease operating expense excluding ad valorem taxes. A 137% increase in Brigham's pre-hedge oil and gas sales price resulted in a 166% increase in production taxes. Production taxes for the first quarter 2003 represented 5.2% of total revenue before hedging compared to 5.7 % in the first quarter last year.

     General and administrative expenses for the first quarter 2003 were $1.1 million and decreased 2% to $0.41 per Mcfe on a per unit of equivalent production basis relative to the first quarter 2002. Depletion expenses were $4.1 million, up 31% compared to depletion expenses last year. Approximately 77% of the increase in depletion expenses was due to a 23% increase in Brigham's production volumes, while 23% of the increase was due to a 6% increase in Brigham's depletion rate.

                                                                    EXHIBIT 99.1


     Interest expense for the first quarter 2003 was $1.3 million and decreased 10% relative to the first quarter 2002, due to a decrease in Brigham's weighted average debt outstanding for the first quarter 2003. The average interest rate on Brigham's outstanding indebtedness for the first quarter 2003 was 6.1% and was unchanged from the first quarter last year.

     Brigham's earnings before interest expense, taxes, depreciation, depletion, amortization and other non-cash charges (EBITDA - see reconciliation of non-GAAP financial measures in tables) for the first quarter 2003 was a record $11.6 million. EBITDA for the first quarter 2003 increased 172% over EBITDA in the first quarter 2002. Discretionary cash flow (see reconciliation of non-GAAP financial measures in tables) for the first quarter 2003 increased 356% to $9.6 million relative to $2.1 million in the first quarter 2002. Net income to common for the first quarter 2003 was $5.5 million compared to a net loss to common of $1.3 million in the first quarter last year. Net income to common for the first quarter 2003 included a cumulative $268,000 ($0.01 per diluted share) non-cash gain related to the adoption of Statement of Financial Accounting Standards No. 143 relating to asset retirement obligations of oil and gas properties. Net income to common per diluted share was $0.20 for the first quarter 2003, compared to a loss of $(0.08) per diluted share last year.

     Brigham's net capital expenditures for oil and gas activities in the first quarter 2003 totaled $8.0 million and included $5.2 million related to drilling, $1.1 million for land and G&G activities and $1.7 million for capitalized general and administrative costs and capitalized interest.

SECOND  QUARTER  2003  RESULTS  GUIDANCE

     The following forecasts and estimates of Brigham's second quarter 2003 results are forward looking statements subject to the risks and uncertainties identified in the "Forward Looking Statements Disclosure" at the end of this release.

     Brigham currently expects second quarter 2003 production volumes to average between 28 and 32 MMcfed, 61% of which consists of natural gas. Forecasted production volumes for second quarter exclude any impact that the Palmer #7 development well would have provided were it not for the well head failure. Lease operating expenses are projected to be $0.39 per Mcfe, production taxes are projected to be 5.5% of pre-hedge oil and gas revenues, and net general and administrative expenses are projected to be $1.2 million ($0.42 to $0.48 per Mcfe).

     Based on these production and cost estimates, assumed average NYMEX prices of $5.15 per MMBtu for natural gas and $26.75 per barrel for oil, and taking into account current hedging contracts outstanding, Brigham forecasts revenue of between $10.8 and $12.8 million and EBITDA of between $8.0 and $9.7 million for the second quarter 2003.

CONFERENCE  CALL  INFORMATION

     Brigham management will host a conference call to discuss the Company's first quarter 2003 operational and financial results with investors, analysts and other interested parties on Wednesday, May 7th, at 9:00 a.m. CDT. To participate in the call, please dial 800-915-4836 and ask for the Brigham Exploration conference call. A telephone recording of the conference call will be available to interested parties approximately two hours after the call is completed through 11:59 p.m. CDT on Wednesday, May 21st. To access the recording, domestic callers should dial 800-428-6051 and international callers should dial 973-709-2089. The passcode I.D. for the conference playback is 292538. In addition, a live and archived web cast of the conference call will be available over the Internet at either www.bexp3d.com or www.streetevents.com.

ABOUT  BRIGHAM  EXPLORATION

     Brigham Exploration Company is an independent exploration and production company that applies 3-D seismic imaging and other advanced technologies to systematically explore and develop onshore domestic natural gas and oil provinces. For more information about Brigham Exploration, please visit our website at www.bexp3d.com or contact Investor Relations at 512-427-3444.

FORWARD  LOOKING  STATEMENTS  DISCLOSURE

     Except for the historical information contained herein, the matters discussed in this news release are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based upon current expectations.

                                                                    EXHIBIT 99.1


Important factors that could cause actual results to differ materially from those in the forward looking statements include risks inherent in exploratory drilling activities, the timing and extent of changes in commodity prices, unforeseen engineering and mechanical or technological difficulties in drilling wells, availability of drilling rigs, land issues, federal and state regulatory developments and other risks more fully described in the company's filings with the Securities and Exchange Commission. All forward looking statements contained in this release, including any forecasts and estimates, are based on management's outlook only as of the date of this release, and we undertake no obligation to update or revise these forward looking statements, whether as a result of subsequent developments or otherwise.

Contact:     John Turner, Manager - Finance & Investor Relations
             (512) 427-3300

                                                                    EXHIBIT 99.1


                              BRIGHAM EXPLORATION COMPANY
                      SUMMARY CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data) (unaudited)


                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                              ------------------
                                                                2002      2003
                                                              --------  --------
Revenues:
  Oil and natural gas sales                                   $ 6,434   $14,639
  Other                                                            10        38
                                                              --------  --------
                                                              $ 6,444   $14,677
  Costs and expenses:
  Lease operating                                                 871       974
  Production taxes                                                353       938
  General and administrative                                      964     1,139
  Depletion of natural gas and oil properties                   3,137     4,102
  Depreciation and amortization                                   103        97
  Accretion of asset retirement obligation                          -        34
                                                              --------  --------
                                                              $ 5,428   $ 7,284
                                                              --------  --------
      Operating income                                        $ 1,016   $ 7,393

  Interest expense                                             (1,421)   (1,282)
  Interest income                                                  19        21
  Other income (expense) (a)                                     (248)      111
                                                              --------  --------
    Income (loss) before income taxes and accounting change   $  (634)  $ 6,243
  Income tax expense                                                -         -
                                                              --------  --------
    Net income (loss) before accounting change                $  (634)  $ 6,243
  Cumulative effect of adoption of accounting principle             -       268
                                                              --------  --------
    Net income (loss)                                         $  (634)  $ 6,511
  Preferred stock dividend & accretion                            698       995
                                                              --------  --------
    Net income (loss) to common                               $(1,332)  $ 5,516
                                                              ========  ========

Net income (loss) to common per share:
  Basic                                                       $ (0.08)  $  0.28
  Diluted                                                       (0.08)     0.20

Wt. avg. common shares outstanding:
  Basic                                                        16,016    19,707
  Diluted                                                      16,016    32,111

(a)  Includes non-cash income (expenses) related to
     changes in the fair market value of certain
     hedging contracts of:                                    $  (251)  $   111

                                                                    EXHIBIT 99.1


                             BRIGHAM EXPLORATION COMPANY
                   PRODUCTION, SALES PRICES AND OTHER FINANCIAL DATA
                                     (unaudited)


                                                            THREE MONTHS
                                                           ENDED MARCH 31,
                                                          -----------------
                                                           2002      2003
                                                          -------  --------
AVERAGE NET DAILY PRODUCTION:
  Natural gas (MMcf)                                        14.9      16.4
  Oil (Bbls)                                               1,720     2,475
    Equivalent natural gas (MMcfe) (6:1)                    25.3      31.2
TOTAL NET PRODUCTION:
  Natural gas (MMcf)                                       1,344     1,472
  Oil (MBbls)                                                155       223
    Equivalent natural gas (MMcfe) (6:1)                   2,273     2,808
    % Natural gas                                             59%       52%
SALES PRICES:
  Natural gas ($/Mcf) (a)                                 $ 2.49   $  5.53
  Oil ($/Bbl) (a)                                          19.93     29.16
    Equivalent natural gas (MMcfe) (6:1)                    2.83      5.21
OTHER FINANCIAL DATA:
  EBITDA ($000) (b)                                       $4,278   $11,647
  Discretionary cash flow ($000) (b)                       2,099     9,570

(a) Includes the effects of hedging gains (losses) of:
    Natural gas ($/Mcf)                                   $ 0.25   $ (1.71)
    Oil ($/Bbl)                                            (0.32)    (3.72)

(b) See reconciliation of non-GAAP financial measures in tables.

                       SUMMARY CONSOLIDATED BALANCE SHEETS
                           (in thousands) (unaudited)


                                                    12/31/2002   03/31/2003
                                                    -----------  -----------
ASSETS:
  Current assets                                    $    33,322  $    37,246
  Oil and gas properties, at cost, net                  164,980      171,119
  Other property and equipment, at cost, net              1,234        1,245
  Other non-current assets                                2,523        3,733
                                                    -----------  -----------
    Total assets                                    $   202,059  $   213,343
                                                    ===========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
  Current liabilities                               $    34,010  $    39,981
  Notes payable                                          60,000       56,000
  Senior subordinated notes, net                         21,797       22,093
  Other non-current liabilities                             186        2,223
                                                    -----------  -----------
    Total liabilities                               $   115,993  $   120,297
  Series A Preferred Stock, mandatorily redeemable       19,540       20,329
  Series B Preferred Stock, mandatorily redeemable        4,777        4,983
  Stockholders' equity                                   61,749       67,734
                                                    -----------  -----------
    Total liabilities and stockholders' equity      $   202,059  $   213,343
                                                    ===========  ===========

                                                                    EXHIBIT 99.1


                              BRIGHAM EXPLORATION COMPANY
                      SUMMARY CONSOLIDATED STATEMENTS OF CASH FLOWS
                               (in thousands) (unaudited)


                                                                  THREE MONTHS
                                                                 ENDED MARCH 31,
                                                               ------------------
                                                                 2002      2003
                                                               --------  --------
Cash flows from operating activities:
   Net income (loss)                                           $  (634)  $ 6,511
   Depletion, depreciation and amortization                      3,240     4,199
   Accretion of asset retirement obligation                          -        34
   Interest paid through issuance of add'l senior sub. Notes       227       296
   Cumulative effect of adoption of accounting principle             -      (268)
   Amortization of deferred loan fees and debt issuance cost       286       253
   Market value adjustment for derivatives instruments             251      (111)
                                                               --------  --------
      Operating cash flow                                      $ 3,370   $10,914
   Changes in working capital and other items                      661     4,148
                                                               --------  --------
      Cash flows provided (used) by operating activities       $ 4,031   $15,062

Cash flows (used) provided by investing activities              (5,000)   (9,339)
Cash flows (used) provided by financing activities               3,677    (4,556)
                                                               --------  --------
   Net increase (decrease) in cash and cash equivalents        $ 2,708   $ 1,167
                                                               ========  ========

                              SUMMARY PER MCFE DATA
                                   (unaudited)


                                                               THREE MONTHS
                                                              ENDED MARCH 31,
                                                             ----------------
                                                              2002     2003
                                                             -------  -------
Revenues:
  Oil and natural gas sales                                  $ 2.83   $ 5.21
  Other                                                        0.00     0.01
                                                             -------  -------
                                                             $ 2.83   $ 5.22
Costs and expenses:
  Lease operating                                              0.38     0.35
  Production taxes                                             0.16     0.33
  General and administrative                                   0.42     0.41
  Depletion of natural gas and oil properties                  1.38     1.46
  Depreciation and amortization                                0.05     0.03
  Accretion of asset retirement obligation                     0.00     0.01
                                                             -------  -------
                                                             $ 2.39   $ 2.59
                                                             -------  -------
    Operating income                                         $ 0.44   $ 2.63

  Interest expense, net of interest income                    (0.62)   (0.45)
  Other income (expense) (a)                                   0.00     0.00
                                                             -------  -------
    Net income before preferred stock dividend & accretion   $(0.18)  $ 2.18
                                                             =======  =======

(a) Adjusted to exclude non-cash income (expense) related to changes in the fair market value of certain hedge contracts and non-cash expense related to charges for ineffective hedges.

                                                                    EXHIBIT 99.1


                                         BRIGHAM EXPLORATION COMPANY
                       SUMMARY OF COMMODITY PRICE HEDGES OUTSTANDING AS OF MAY 6, 2003
                                                 (unaudited)

                                          Q2 2003   Q3 2003   Q4 2003   Q1 2004   Q2 2004   Q3 2004   Q4 2004
                                          --------  --------  --------  --------  --------  --------  --------
Natural Gas Swaps:    MMBtud                 9,000     6,500     4,500     3,250     2,500     1,500     1,000
                      $/MMBtu             $  3.846  $  3.867  $  4.039  $  4.963  $  4.252  $  4.180  $  4.360

Natural Gas Collars:  MMBtu/d                 -  -      -  -      -  -     3,000     2,000     1,500     1,000
                      Floor - $/MMbtu         -  -      -  -      -  -  $  4.000  $  4.000  $  4.000  $  4.000
                      Ceiling - $/MMbtu       -  -      -  -      -  -  $  9.900  $  5.450  $  5.390  $  5.620

Natural Gas Floors:   MMBtu/d                1,648     5,000     5,000      -  -      -  -      -  -      -  -
                      $/MMBtu             $  4.500  $  4.500  $  4.500      -  -      -  -      -  -      -  -


Crude Oil Swaps:      Bbls/d                   675       600       450       325       225       150       100
                      $/Bbl               $  25.22  $  23.77  $  23.21  $  25.35  $  24.52  $  23.91  $  23.80

Crude Oil Collars:    Cap - Bbls/d             250      -  -      -  -      -  -      -  -      -  -      -  -
                      Floor - $/Bbl       $  18.00      -  -      -  -      -  -      -  -      -  -      -  -
                      Ceiling - $/Bbl     $  22.56      -  -      -  -      -  -      -  -      -  -      -  -

Note: Hedged volumes and prices reflected in this table represent average contract amounts for the quarterly periods presented; natural gas hedge prices and crude oil hedge contract prices are based on NYMEX pricing.

                                                                    EXHIBIT 99.1


RECONCILIATION  OF  NON-GAAP  FINANCIAL  MEASURES

     To fully assess Brigham's operating results, management believes that, although not prescribed under generally accepted accounting principles ("GAAP"), discretionary cash flow and EBITDA are appropriate measures of Brigham's ability to satisfy capital expenditure obligations and working capital requirements. Discretionary cash flow and EBITDA are non-GAAP financial measure as defined under SEC rules. Brigham's discretionary cash flow and EBITDA should not be considered in isolation or as a substitute for other financial measurements prepared in accordance with GAAP or as a measure of the Company's profitability or liquidity. As discretionary cash flow and EBITDA exclude some, but not all, items that affect net income and may vary among companies, the discretionary cash flow and EBITDA presented below may not be comparable to similarly titled measures of other companies. Management believes that operating income (loss) calculated in accordance with "GAAP" is the most directly comparable measure most similar to discretionary cash flow and EBITDA.

     Discretionary cash flow is defined as operating income (loss) plus depletion, depreciation and amortization expense, interest income, non-cash expenses, cash gains (losses) on the settlement of non-hedge derivatives and cash portion of other income (expense) less capitalized general and administrative cost and cash interest. The following table provides a reconciliation of discretionary cash flow to operating income (loss) for the periods presented.


                                                              THREE MONTHS
                                                             ENDED MARCH 31,
                                                           ------------------
                                                             2002      2003
                                                           --------  --------

   Operating income (loss)                                 $ 1,016   $ 7,393
   Depletion, depreciation and amortization                  3,240     4,199
   Accretion of asset retirement obligation                      -        34
   Interest income                                              19        21
   Cash portion of other income (expense)                        3         -
   Capitalized general and administrative cost                (999)   (1,131)
   Cash interest                                            (1,180)     (947)
                                                           --------  --------
      Discretionary cash flow                              $ 2,099   $ 9,570
                                                           ========  ========


     EBITDA is defined as net income (loss) plus interest expense, depletion, depreciation and amortization expenses, deferred income taxes and other non-cash items. The following table provides a reconciliation of EBITDA to operating income (loss) for the periods presented.


                                                                 THREE MONTHS
                                                                ENDED MARCH 31,
                                                               -----------------
                                                                 2002     2003
                                                               --------  -------

   Operating income (loss)                                       $1,016  $ 7,393
   Depletion, depreciation and amortization                       3,240    4,199
   Accretion of asset retirement obligation                           -       34
   Interest income                                                   19       21
   Cash portion of other income (expense)                             3        -
                                                               --------  -------
      EBITDA                                                     $4,278  $11,647
                                                               ========  =======